CELERA GENOMICS GROUP REPORTS FOURTH QUARTER AND
                          FISCAL 2001 YEAR END RESULTS

ROCKVILLE, MD - July 26, 2001 - Celera Genomics Group (NYSE: CRA), an Applera Corporation business, today reported results for its fourth fiscal quarter and year ended June 30, 2001. All per share amounts refer to per share of Applera Corporation-Celera Genomics Group Common Stock.

For the year ended June 30, 2001, Celera reported revenues of $89.4 million, in comparison with $42.7 million in fiscal 2000. The increase in revenues resulted principally from new subscription agreements with commercial and academic customers and from collaborations and services. The Group reported a net loss of $186.2 million, or $3.07 per share, including the first expenses from Celera's equity interest in Celera Diagnostics, compared with $92.7 million, or $1.73 per share for the previous fiscal year. Included in these results is a non-cash special charge for the impairment of goodwill and other intangible assets related to Paracel. Excluding this special charge, the net loss would have been $119.0 million, or $1.96 per share.

Celera's operating loss for fiscal 2001 increased to $289.6 million from $168.1 million in the prior year. This increased loss was attributable primarily to higher research and development (R&D) expenses and selling, general and administrative expenses, and the non-cash special charge of $69.1 million. Also included in these results is a non-cash expense of $43.9 million, or $0.69 per share, for amortization of goodwill and other intangibles primarily related to Paracel. At the end of June 2001, the Group had cash and short-term investments worth approximately $1.0 billion.

Revenues for the fiscal fourth quarter increased to $27.4 million, from $15.0 million in the same period last year. The net loss after benefit for taxes and before the special charge was $34.5 million, or $0.56 per share, compared with a net loss after benefit for taxes of $24.9 million, or $0.43 per share, in last year's fourth quarter. This net loss included a loss of $5.0 million from Celera's equity interest in Celera Diagnostics, as described below. R&D expenditures for the fourth quarter were $56.0 million, in comparison to $50.3 million in the same period last year. Celera has continued to shift its research spending to expand its technical capabilities for therapeutic and diagnostic discovery. The recent completion of major strategic whole genome sequences has resulted in a lower level of research and development investment being necessary to support the Group's on-line information business. Also included in these results is a non-cash expense of $10.9 million, or $0.17 per share, for amortization of goodwill and other intangibles primarily related to Paracel.

"This year, Celera surpassed its goal of doubling revenue. Just as importantly, the Group aggressively embarked on its next phase by implementing new technology platforms which are critical to its internal discovery efforts," stated Tony L. White, Applera's chief executive officer. "Celera's goals include the discovery and development of new therapeutics, and contribution to the development of revolutionary life science products by its collaborators, on-line subscribers, and Celera Diagnostics."


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

"During the past quarter, Celera began to focus on two disease areas, pancreatic and lung cancer, as model programs for therapeutic discovery. Our efforts were enhanced by the progress our research group made in sourcing biological samples and the development of proprietary protein separation and fractionation technologies," said J. Craig Venter, Ph.D., Celera's president and chief scientific officer. "We hope to leverage these achievements, in combination with our strengths in protein sequencing, genomics, and bioinformatics, to generate therapeutic targets and marker candidates."

Regarding the on-line information business, Dr. Venter added, "We have made substantial progress in establishing the Celera Discovery System (CDS) on-line platform within the academic community over the last twelve months. We are planning to add more strategic content and tools beneficial to our current and future subscribers. These enhancements should fuel continued growth in our customer base, and we anticipate that this business will become profitable in the coming year."

Celera's accelerated implementation of its therapeutic discovery strategies, set against Paracel's substantially lower than originally anticipated performance, resulted in the Group recognizing a pretax non-cash special charge of $69.1 million during the fourth fiscal quarter for the impairment of goodwill and other intangible assets. This charge increased the net loss for the quarter by $1.10 per share. The special charge reduced the carrying value of net assets of Paracel to estimated fair value.

Recent Developments

Celera has reported a number of developments in its business over the last three months, including:

|_| The finalization of new subscription agreements with two commercial customers, Yamanouchi Pharmaceutical and DNA Sciences, and seven academic agreements, including an agreement with the National Cancer Institute. Celera now has over 50 subscription and service agreements, in comparison to 12 at the end of fiscal 2000. These agreements provide 14 commercial customers and 88 academic and research institutions access to the computational tools, and the genomic and biological databases contained within the Celera Discovery System.

|_| The Group announced that it completed the sequencing and assembly of the mouse genome and started offering data for this model organism to subscribers through the CDS. It also began to generate genomic sequence data for the rat, an essential organism in toxicological studies.

|_| In June, Celera announced the Company's proposed acquisition of Axys Pharmaceuticals. The completion of this transaction is expected to provide Celera with new capabilities in the identification and validation of small molecule therapeutic candidates.

|_| Celera continued to ramp up its industrial scale proteomics effort, designed to identify protein based therapeutic targets and candidate markers. The Group intends to differentiate its proteomics effort though the combination of its scale, novel process technologies, early access to Applied Biosystems technology, and through its integration with Celera's leading genomic and bioinformatic platforms.


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

|_| Last week, Celera announced an agreement with Isis Pharmaceuticals that is expected to provide valuable information on the function and potential medical implications of key genes and to contribute to the validation of potential therapeutic targets.

Celera Diagnostics Joint Venture

Celera Diagnostics has been established as a joint venture between Applied Biosystems and Celera Genomics. This new venture is focused on discovery, development and commercialization of novel diagnostic tests. Celera Diagnostics is uniquely positioned to contribute to the future of diagnostic medicine by leveraging the instrument and technology expertise of Applied Biosystems with the discovery and informatics power of Celera Genomics. These existing capabilities are complemented by the skills of the team being assembled at Celera Diagnostics.

Currently over 100 scientists and business executives experienced in genetic research and diagnostic product development and commercialization have been assembled at Celera Diagnostics, headquartered in a newly-leased 66,000-square-foot facility in Alameda, CA. As announced in the July 24 Applera Corporation press release, an immediate focus for the staff includes participation with scientists from Celera Genomics and Applied Biosystems in a comprehensive SNP discovery and gene association project to identify variations in the sequence and expression of genes and their association with disease and therapy. These discoveries are expected to generate intellectual property for Applera and be incorporated into new molecular diagnostic tests. Celera Diagnostics also plans to prepare protein markers discovered in collaboration with Celera Genomics for commercialization.

The discovery efforts with Applied Biosystems and Celera Genomics are expected to provide a medium-term strategy for the joint venture. Near-term, Celera Diagnostics will focus on commercialization of molecular diagnostic tests on the Applied Biosystems' sequencing platforms.

Applied Biosystems has contributed to Celera Diagnostics its existing molecular diagnostics business. Celera Genomics will provide access to its genome databases and will fund all of the cash operating losses of Celera Diagnostics up to a maximum of $300 million (initial losses), after which, operating losses, if any, would be shared equally by Celera Genomics and Applied Biosystems. Celera Diagnostics' profits would be shared in the ratio of 65 percent to Celera Genomics and 35 percent to Applied Biosystems until the cumulative profits of Celera Diagnostics equal the initial losses. Subsequently, profits and losses and cash flows would be shared equally. Capital expenditures and working capital requirements of the joint business will be funded equally by Celera Genomics and Applied Biosystems.

Applied Biosystems will reimburse Celera Genomics for all tax benefits generated by Celera Diagnostics to the extent such tax benefits are utilized by Applied Biosystems. Based upon current expectations, this reimbursement is estimated to be approximately 35 percent of Celera Diagnostics' losses. Given this expectation, the maximum net cash funding of initial losses by Celera Genomics prior to equal sharing would be approximately $200 million.

For financial reporting purposes, Celera Genomics and Applied Biosystems will account for their investments in Celera Diagnostics under the equity method of accounting, with Celera Genomics recording 100 percent of the initial losses, as described above, in its income statement as loss from joint venture.


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

In addition to their ownership interests in the joint venture, Applied Biosystems and Celera Genomics are expected to benefit from rights each will gain from the output of the Celera Diagnostics discovery programs.

Discovery Strategy

Celera intends to build important new scientific capabilities around proteomics, biologics, medicinal chemistry, and structure based drug design principally by directing a larger proportion of its R&D investment and staff to these initiatives, and completing the acquisition of Axys and successfully integrating Axys into Celera. Management anticipates that Celera will complete the scale up of the proteomics factory over the next few quarters. Additionally, the Group intends to continue to build and staff its biologics laboratory, which will focus on the validation of protein-based therapeutic targets. Following the close of the proposed acquisition of Axys, Celera plans to move its first protein-based targets into high throughput screening of small molecule therapeutic candidates. The Group will endeavor to establish collaborative therapeutic discovery relationships with biopharmaceutical companies. It also plans to enter into agreements providing access to tissue and serum samples from leading research centers.

On July 24, Applera Corporation announced the next phase of its genomics strategy - a comprehensive collaboration for commercializing products derived from information obtained through analysis of the human genome. These products will be based on the identification of variations in the sequence and expression of genes, and their association with disease and therapy. This program is being implemented by Applera's three businesses - Applied Biosystems Group, Celera Genomics Group and Celera Diagnostics. As part of this program Celera plans to prioritize and to resequence selected genes from 40-50 individuals, revealing a larger number of SNP's with health related implications than is currently available. Celera intends to use its SNP data in its internal drug discovery efforts to improve the predictive efficacy and toxicity of drug candidates, and as the basis for additional collaborations. Eventually this information may form a new haplotype/SNP database product incorporated into the Celera Discovery System. It is also expected this information will be used by Applied Biosystems as it attempts to develop new assays for the study of SNP's and other polymorphisms and by Celera Diagnostics in genotyping and gene expression activities ultimately aimed at identifying new diagnostic markers.

Over the next year, Applera plans to invest approximately $75 million, at our cost, to be funded equally by its three businesses, to initiate this program. These funds will be used for a resequencing effort to be completed at Celera Genomics, and to develop validated reagent sets, and to initiate disease association studies. Each of the three businesses would incur incremental R&D spending of approximately $20 million to $25 million as all of the costs are shared equally.

Outlook

|_| Revenue: Celera expects growth in the number of commercial and academic subscribers, and additional revenue from strategic collaborations, leading to a 40 to 50 percent increase in revenue in fiscal 2002.

|_| Celera's fiscal 2002 R&D expenses are expected to be approximately $205 million to $220 million. These estimates do not include Celera Diagnostics' R&D expenses, which Celera expects to fund during the year. It is anticipated that a larger percentage of the Group's R&D investment will be directed to discovery initiatives going forward. As the Group's commercial activities evolve, a certain portion of R&D expenses may be classified as cost of sales.

|_| Fiscal 2002 losses related to Celera Diagnostics are expected to be approximately $55 million to $65 million. A majority of the expected losses will result from R&D funding.


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

This financial outlook excludes the impact of the proposed acquisition of Axys or any other possible future acquisitions or divestitures.

The comments in the Discovery Strategy and Outlook Sections reflect management's current outlook. The Company does not have any current intention to update this outlook and plans to revisit the Group's outlook only once each quarter when financial results are announced.

Conference Call & Webcast

A conference call with Applera Corporation and Celera Genomics executives will be held today at 9:00 a.m. (ET) with investors and media to discuss these results and management's current financial outlook for the Company. Investors, securities analysts, and representatives of the media calling from the U.S. or Canada who would like to participate should dial (800) 598-1707 (ask for Celera Fourth Quarter Call) between 8:45 a.m. and 9:00 a.m. International participants should dial (+1) 706.634.4992. This conference call will also be webcast. Interested parties who wish to listen to the webcast should visit either www.applera.com and go to the Investor Relations section of the web site, or www.celera.com and go to the Investor Center section. The webcast will be archived for seven days following the conference call.

About Celera

Applera Corporation comprises two operating groups. The Celera Genomics Group, an integrated source of genomic and related medical information headquartered in Rockville, MD, is evolving to become a next generation therapeutic discovery company. Celera intends to leverage its industrialized approach to biology to develop platforms for enabling these new discoveries both for its own internal product development and for its customers, including collaboration partners and subscribers. The Applied Biosystems Group (NYSE:ABI) develops and markets instrument-based systems, reagents, software, and contract services to the life science industry and research community. Customers use these tools to analyze nucleic acids (DNA and RNA) and proteins to make scientific discoveries, leading to the development of new pharmaceuticals, and to conduct standardized testing. Applied Biosystems is headquartered in Foster City, CA, and reported sales of $1.6 billion during fiscal 2001. Celera Diagnostics has been established as a joint venture between Applied Biosystems and Celera Genomics. This new venture is focused on discovery, development and commercialization of novel diagnostic tests. Information about Applera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available by telephoning 800.762.6923.

Certain statements in this press release, including the Discovery Strategy and Outlook sections, are forward-looking. These may be identified by the use of forward-looking words or phrases such as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential," among others. These forward-looking statements are based on Applera Corporation's current expectations. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, Applera Corporation notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of Celera Genomics' businesses include but are not limited to (1) operating losses to date; (2) a unique and expanding business plan; (3) dependence on the continued assembly and annotation of the human and other genomes; (4) uncertainty of revenue growth; (5) unproven use of genomics information to develop or commercialize products; (6)


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intense competition in the evolving genomics industry; (7) dependence on customers in and subject to the risks of the pharmaceutical and biotechnology industries; (8) heavy reliance on strategic relationship with the Applied Biosystems Group; (9) potential product liability claims; (10) potential liabilities related to use of hazardous materials; (11) lengthy sales cycle;
(12) dependence on the unique expertise of its scientific and management staff;
(13) uncertainty and availability of patent, copyright, and intellectual property protection and the ability to protect trade secrets; (14) dependence on computer hardware, software, and internet applications; (15) potential adverse effect on the Celera Genomics group's intellectual property protection and the value of its products and services due to public disclosure of genomics sequence data, (16) access to biological materials; (17) legal, ethical, and social issues affecting demand for products; (18) disruptions caused by rapid growth of the business; (19) government regulation of its products and services; (20) risks of future acquisitions; (21) uncertainty of outcome of stockholder litigation; (22) lengthy and uncertain development cycle for therapeutic and diagnostic products; (23) failure to close the proposed acquisition of Axys Pharmaceuticals, or Celera's inability to successfully integrate Axys' operations; (24) Celera Diagnostics is a new and developing business entity and its ability to discover, develop, and commercialize novel diagnostic tests is unproven and its ability to become profitable eventually is uncertain; and (25) other factors that might be described from time to time in Applera Corporation's filings with the Securities and Exchange Commission.

Copyright(C)2001. Applera Corporation. All Rights Reserved. Applied Biosystems, Celera, Celera Diagnostics and Celera Genomics are registered trademarks of Applera Corporation or its subsidiaries in the U.S. and certain other countries.


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

APPLERA CORPORATION
CELERA GENOMICS GROUP
COMBINED STATEMENTS OF OPERATIONS
(Dollar amounts in millions except per share amounts)

                                                        Three months ended          Twelve months ended
                                                             June 30,                     June 30,
                                                       2001          2000            2001           2000
                                                   -----------    -----------    -----------    -----------
Net revenues                                       $      27.4    $      15.0    $      89.4    $      42.7
Costs and expenses
  Research and development                                56.0           50.3          207.7          163.6
  Selling, general and administrative                     15.8           14.6           58.3           43.0
  Amortization of goodwill and other intangibles          10.9            3.7           43.9            4.2
  Other special charges                                   69.1                          69.1
                                                   -----------    -----------    -----------    -----------
Operating loss                                          (124.4)         (53.6)        (289.6)        (168.1)
Interest income, net                                      13.0           15.2           62.7           25.4
Other expense, net                                        (0.6)                         (0.8)
Loss from Celera Diagnostics                              (5.0)                         (5.0)
                                                   -----------    -----------    -----------    -----------
Loss before income taxes                                (117.0)         (38.4)        (232.7)        (142.7)
Benefit for income taxes                                  15.3           13.5           46.5           50.0
                                                   -----------    -----------    -----------    -----------
Net loss                                           $    (101.7)   $     (24.9)   $    (186.2)   $     (92.7)
                                                   ===========    ===========    ===========    ===========
Net loss per share
     Basic and diluted                             $     (1.66)   $     (0.43)   $     (3.07)   $     (1.73)

Average common shares outstanding
     Basic and diluted                              61,426,000     57,579,000     60,718,000     53,725,000


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

APPLERA CORPORATION
CELERA GENOMICS GROUP
SUPPLEMENTAL COMBINED PRO FORMA STATEMENTS OF OPERATIONS
EXCLUDES SPECIAL ITEM
(Dollar amounts in millions except per share amounts)

                                                        Three months ended           Twelve months ended
                                                             June 30,                      June 30,
                                                       2001           2000          2001           2000
                                                   -----------    -----------    -----------    -----------
Net revenues                                       $      27.4    $      15.0    $      89.4    $      42.7
Costs and expenses
  Research and development                                56.0           50.3          207.7          163.6
  Selling, general and administrative                     15.8           14.6           58.3           43.0
  Amortization of goodwill and other intangibles          10.9            3.7           43.9            4.2
                                                   -----------    -----------    -----------    -----------
Operating loss                                           (55.3)         (53.6)        (220.5)        (168.1)
Interest income, net                                      13.0           15.2           62.7           25.4
Other expense, net                                        (0.6)                         (0.8)
Loss from Celera Diagnostics                              (5.0)                         (5.0)
                                                   -----------    -----------    -----------    -----------
Loss before income taxes                                 (47.9)         (38.4)        (163.6)        (142.7)
Benefit for income taxes                                  13.4           13.5           44.6           50.0
                                                   -----------    -----------    -----------    -----------
Net loss                                           $     (34.5)   $     (24.9)   $    (119.0)   $     (92.7)
                                                   ===========    ===========    ===========    ===========

Net loss per share
     Basic and diluted                             $     (0.56)   $     (0.43)   $     (1.96)   $     (1.73)

Average common shares outstanding
     Basic and diluted                              61,426,000     57,579,000     60,718,000     53,725,000

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APPLERA CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollar amounts in millions except per share amounts)

                                                   Three months ended           Twelve months ended
                                                        June 30,                     June 30,
                                                   2001          2000           2001          2000
                                                 -------        ------        -------        ------
Net revenues                                     $ 416.4        $391.7       $1,644.1      $1,371.0
Cost of sales                                      191.8         170.7          748.9         609.1
                                                 -------        ------       --------      --------
Gross margin                                       224.6         221.0          895.2         761.9
Selling, general and administrative                108.6         131.7          440.1         436.9
Research, development and engineering               98.2          83.8          355.2         270.6
Amortization of goodwill and other intangibles      10.9           3.7           43.9           4.2
Restructuring and other special charges             69.1           2.1           69.1           2.1
                                                 -------        ------       --------      --------
Operating income (loss)                            (62.2)         (0.3)         (13.1)         48.1
Gain on investments                                               22.8           15.0          48.6
Interest income, net                                16.7          19.2           78.2          35.9
Other income (expense), net                         (2.4)          7.3           (6.7)          3.5
                                                 -------        ------       --------      --------
Income (loss) before income taxes                  (47.9)         49.0           73.4         136.1
Provision for income taxes                           5.1          15.6           46.2          40.6
                                                 -------        ------       --------      --------
Net income (loss)                                $ (53.0)       $ 33.4       $   27.2      $   95.5
                                                 =======        ======       ========      ========

Applied Biosystems Group
   Net income                                    $  47.6        $ 56.6       $  212.4      $  186.2
       Basic per share                           $  0.23        $ 0.27       $   1.01      $   0.90
       Diluted per share                         $  0.22        $ 0.26       $   0.96      $   0.86

Celera Genomics Group
   Net loss                                      $(101.7)       $(24.9)      $ (186.2)     $  (92.7)
       Basic and diluted per share               $ (1.66)       $(0.43)      $  (3.07)     $  (1.73)

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